Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	October 29, 2007	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Third Quarter 2007 Results

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2007 totaled $.2 million, $.02 a share. These results compare to net income of $6.3 million, $.52 a share, a year ago. The decrease was due primarily to a reduction in commercial real estate sales activity. Net cash provided by operating activities was $6.7 million for the current quarter, compared to $23.5 million a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “The depressed environment for the lumber and real estate markets continue to exert downward pressure on the financial performance of forest products companies, and Deltic is no exception. However, I am pleased to be able to report positive results this quarter despite the current difficult operating conditions. The Company’s Mill segment’s operations were affected by a fire in the planer mill area of our Waldo Mill on August 9th that caused us to suspend production temporarily. While any direct financial impact of the fire to the Company will be negated by our property damage and business interruption insurance policies, the fire has impacted the timing of the Woodlands segment harvest activities as our mills are the primary consumer of company timber. We expect the mill to resume production early in November, and we will resume harvesting in conjunction with the mill startup. Demand for pine pulpwood and residual pine chips continues to be very high and this has benefited both our Woodlands and Mills segments. While the third quarter of 2007 had no commercial real estate acreage sales versus 53 acres for the same period a year ago, interest in our commercial real estate, especially for multifamily use, remains strong. The medium density fiberboard market has begun to soften. This, combined with increased raw material chip and resin glue costs, will negatively impact financial performance at Del-Tin Fiber, our joint-venture medium density fiberboard facility.”

The Woodlands segment earned $4.9 million in the third quarter of 2007, an increase of $.3 million when compared to $4.6 million for the same period of 2006. The Company’s pine sawtimber harvest decreased from 121,636 tons in the prior-year quarter to 104,065 tons in 2007’s third quarter. The reduction was due to a decreased harvest of the

Company’s fee timber that would normally have been delivered to its Waldo sawmill, which is currently shut down for fire-related repairs. Average pine sawtimber price was $39 per ton for the third quarter of 2007 versus $44 per ton a year ago. Deltic harvested 105,999 tons of pine pulpwood at an average price of $13 per ton in 2007’s third quarter compared to 120,288 tons of pine pulpwood at an average price of $7 per ton in the prior-year quarter. The Company sold 360 acres of non-strategic hardwood timberland at an average sales price of $2,000 per acre in the current quarter of 2007 compared to no timberland sales in the third quarter of 2006.

Deltic’s Mills segment reported an operating loss of $.8 million in the third quarter of 2007 compared to a loss of $3.5 million in the corresponding quarter of 2006. The improvement was primarily due to a $10 per thousand board feet, or three percent, increase in average lumber sales price from a year ago to $304 combined with improved operating efficiencies at the Company’s Ola Mill. Lumber sales volume decreased 28 percent to 45.6 million board feet in 2007’s third quarter mainly due to the suspension of production at the Waldo Mill for most of August and the entire month of September, while continuing to sell lumber from existing finished inventory.

The Company’s Real Estate segment broke even in the third quarter of 2007, which compares to $10.8 million for the same quarter of 2006. There were no commercial sales in the third quarter of 2007, while the results for the same period of 2006 included sales of approximately 53 acres of commercial real estate at an average of $246,300 per acre. Residential lot sales increased from 23 lots to 24 when compared to a year ago. Due to sales mix, the average lot sales price decreased $20,400 to $83,900 per lot.

Corporate operating expense was $2.9 million for 2007’s third quarter, which compares to $3 million for the corresponding quarter of 2006. Deltic’s equity in Del-Tin Fiber was income of $.3 million for the third quarter of 2007, a decrease of $1.2 million when compared to income of $1.5 million a year ago, due to a weakening medium density fiberboard market.

Capital expenditures were $6.3 million for 2007’s third quarter and $15.6 million for the nine months ended September 30, 2007. For the corresponding periods of 2006, capital expenditures totaled $11.3 million and $23.5 million, respectively.

For the first nine months of 2007, net income totaled $9.4 million, $.76 a share. Financial results for the nine months ended September 30, 2006 were net income of $13.3 million, $1.08 a share. Net cash provided by operating activities was $24.7 million for the 2007 period compared to $43.2 million a year ago.

Pine sawtimber harvest level for the nine months ended September 30, 2007 was 437,321 tons compared to 489,358 tons during the same period of 2006. Average pine sawtimber price of $41 per ton decreased five dollars per ton from the prior-year period. Finished lumber average sales price decreased $33, or 10 percent, from $333 per thousand board feet to $300. Lumber sales decreased 42.2 million board feet to 171 million. Residential lot sales for the first nine months of 2007 totaled 58 lots at an average price of $89,200, which compares to 82 lots at $111,200 per lot for the corresponding period of 2006. Commercial acreage sales totaled approximately 26 acres at an average sales price of $240,600 per acre during the nine-month period ended September 30, 2007, while there were approximately 53 acres of commercial real estate sold for a price equivalent to $246,300 per acre in the first nine months of 2006.

In regard to the outlook for the fourth quarter and year of 2007, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 110,000 to 140,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber sales volumes are estimated at 50 to 70 million board feet for the fourth quarter and 220 to 240 million feet for the year, depending on market conditions. Residential lot sales are projected at 70 to 80 lots for the year of 2007.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, October 30, 2007 at 10:00 a.m. Central Time to discuss third quarter 2007 earnings. Interested parties may participate in the call by dialing 1-866-578-5801 and referencing participant passcode identification number 56998091. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Tuesday, November 6, by dialing 1-888-286-8010 and referencing replay passcode identification number 75487423.

Summary financial data and operating statistics for the third quarter of 2007 and nine months ended September 30, 2007 with comparisons to 2006 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2007		Three Months Ended September 30, 2006
	Net Sales	Operating Income/(loss)	Net Sales	Operating Income/(loss)
Woodlands	$8.6	4.9	8.6	4.6
Mills	16.8	(0.8)	22.6	(3.5)
Real Estate	4.1	0.0	17.9	10.8
Corporate	0.0	(2.9)	0.0	(3.0)
Eliminations	(4.0)	(0.4)	(5.4)	0.1

Total net sales/operating income	$25.5	0.8	43.7	9.0

	Nine Months Ended September 30, 2007		Nine Months Ended September 30, 2006
	Net Sales	Operating Income/(loss)	Net Sales	Operating Income/(loss)
Woodlands	$29.9	18.9	30.8	19.6
Mills	63.2	(3.5)	84.4	(2.1)
Real Estate	26.1	12.6	29.3	12.9
Corporate	0.0	(10.6)	0.0	(9.7)
Eliminations	(15.4)	(0.6)	(18.1)	0.6

Total net sales/operating income	$103.8	16.8	126.4	21.3

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$25,528	43,698	103,810	126,354

Costs and expenses
Cost of sales	18,223	27,981	64,986	83,399
Depreciation, amortization, and cost of fee timber harvested	3,370	3,399	10,624	10,454
General and administrative expenses	3,169	3,288	11,436	11,205

Total costs and expenses	24,762	34,668	87,046	105,058

Operating income	766	9,030	16,764	21,296

Equity in Del-Tin Fiber	344	1,549	1,316	2,720
Interest income	301	102	690	243
Interest and other debt expense	(1,262)	(1,315)	(3,855)	(4,052)
Interest capitalized	192	317	497	848
Other income/(expense)	85	79	290	226

Income before income taxes	426	9,762	15,702	21,281

Income taxes	(181)	(3,373)	(6,270)	(7,940)

Net income	$245	6,389	9,432	13,341

Earnings per common share
Basic	$0.02	0.52	0.76	1.08
Assuming dilution	$0.02	0.51	0.74	1.06

Dividends per common share paid	$0.0750	0.0750	0.2250	0.2250

Average common shares outstanding (thousands)	12,488	12,406	12,477	12,392

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

			(Unaudited) September 30, 2007	Dec. 31, 2006
Working capital			$17,360	12,710
Total assets			337,305	324,266
Long-term debt			71,000	70,000
Stockholders’ equity			217,863	207,481

OTHER DATA (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Capital expenditures – thousands of dollars
Woodlands	$841	826	4,013	3,069
Mills	1,405	2,482	2,882	7,322
Real Estate	4,053	8,044	8,682	13,078
Corporate	25	—	66	48

Total	$6,324	11,352	15,643	23,517

Net cash provided by operating activities	$6,632	23,480	24,680	43,211

Woodlands
Pine sawtimber harvested from fee lands – tons	104,065	121,636	437,321	489,358
Pine sawtimber price – per ton	$39	44	41	46

Timberland sales – acres	360	—	424	160
Timberland sales price – per acre	$2,000	—	1,900	1,000

Mills
Finished lumber sales – thousands of board feet	45,605	63,200	170,990	213,162
Finished lumber price – per thousand board feet	$304	294	300	333

Real Estate
Residential
Lots sold	24	23	58	82
Average sales price – per lot	$83,900	104,300	89,200	111,200

Commercial
Acres sold	—	53	26	53
Average sales price – per acre	$—	246,300	240,600	246,300